Exhibit 99

IKON ANNOUNCES FOURTH QUARTER
AND FISCAL 2004 RESULTS

Earnings In Line With Expectations
Fiscal Year Closes With Strengthened Balance Sheet, Success in Growth Platforms

Valley Forge, Pennsylvania – October 28, 2004 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today reported results for the fourth quarter and fiscal year ended September 30, 2004.

Net income for the fourth quarter was $25.6 million, or $.17 per diluted share, on revenues of $1.17 billion. Net income includes certain unusual charges and benefits recorded during the quarter, representing approximately $.03 per diluted share, which have been excluded from GAAP earnings on the attached non-GAAP reconciliation in order to provide a better view of the Company’s operational performance in the fourth quarter. Excluding these unusual charges and benefits, net income was $21.5 million, or $.14 per diluted share, in line with the Company’s expectations for the fourth quarter.

Revenues for the fourth quarter of Fiscal 2004 were $1.17 billion compared to $1.20 billion for the fourth quarter of Fiscal 2003, a decline of 2.5%. Targeted revenues increased by 3% and represented 96% of the revenue mix. Targeted revenues exclude finance revenues from the Company’s exit from its captive leasing business in North America in the second and third quarters of Fiscal 2004, and de-emphasized technology hardware. Foreign currency translation provided a 1.5% benefit to total revenues.

“Our fourth quarter performance reflects steady progress toward our long-term objectives, as we continue to shift to a stronger product, services, and customer mix,” stated Matthew J. Espe, IKON’s Chairman and Chief Executive Officer. “We maintained our focus on our strategic priorities: operational leverage, optimizing our core sales and service capabilities in areas such as national accounts and color, and expansion into profitable adjacencies such as Professional Services. Our national account business continues to be successful with revenues up 40% over the same period in Fiscal 2003. Color revenues increased by 19% in the quarter, strengthening our prospects for future service and supply revenues. Also in the quarter, we launched Enterprise Services’ new integrated solutions portfolio of document management services that will allow us to address the specific business problems and document challenges our customers are facing in both office and production environments. Our new partners in this endeavor are best-in-class providers like EMC (Documentum), Captaris, Kofax and Equitrac, who, together with our equipment partners, enable us to offer complete, end-to-end solutions addressing every phase of the document management lifecycle.

“Two major factors contributed to our performance in the quarter: the slower summer months, which had a greater impact on the volume experienced in our off-site Managed Services businesses than we anticipated, and our aggressive posture in winning new transactions in some of our growth platforms, which caused some softness in our Net Sales margins. However, we are exiting the fourth quarter better positioned for growth in Fiscal 2005; in fact, the fourth quarter marked our highest quarter for new customer wins in both our national account group and our facilities management business — the largest component of Managed Services. We are clearly seeing the benefits of our strategic investments in 2004 and look forward to applying that same rigor to other areas of the business in 2005.

“This year marked a strategic milestone for us as we commenced the transition out of our lease financing business in North America as part of a new strategic alliance with GE Commercial Finance (“GE”) and achieved a more attractive business model with a lower risk profile, a more favorable capital structure, and expanded alternatives for cash usage. The balance sheet is strong; 44% of our $805 million in corporate debt matures in 2025/2027; and, we have $473 million in cash on hand,” Mr. Espe concluded.

During the fourth quarter, the Company repurchased 4.5 million shares of IKON’s outstanding common stock for $52.3 million. Year-to-date, the Company has repurchased 6.7 million shares for approximately $78 million, leaving $172 million remaining for share repurchases under the 2004 Board authorization.

The IKON Board of Directors approved the Company’s regular quarterly cash dividend of $.04 per common share. The dividend is payable on December 10, 2004 to shareholders of record at the close of business on November 22, 2004.

Fourth Quarter Analysis

Net Sales of $542.2 million, which includes the sale of copier/printer equipment, direct supplies and technology hardware, increased by 4.4% from the fourth quarter of Fiscal 2003. Contributing to this growth were a 4.7% increase in sales of copier/printer equipment and a 7.8% increase in supply sales in the quarter, which were offset by a $1.3 million decline in technology hardware sales. Growth in copier/printer equipment revenues, which represents approximately 90% of Net Sales, was primarily driven by the new leasing model and growth initiatives. The new leasing model provides the Company with origination fees for leases funded in the U.S. and Canada as part of the Company’s new strategic alliance with GE. Gross profit margin on Net Sales increased slightly to 27.3% from 26.9% in the fourth quarter of Fiscal 2003.

Services of $589.4 million, which includes revenues from the servicing of copier/printer equipment (“Customer Service”), Managed Services, Professional Services (collectively, “Enterprise Services”), rentals and other fees, increased by 2.1% from the fourth quarter of Fiscal 2003. Overall Services growth was primarily driven by 37% growth in Professional Services and additional fees received from GE under the new strategic alliance. Offsetting this growth were declines in Customer Service and Managed Services of .7% and 2.2%, respectively, as transaction activity slowed in the summer months. Gross profit margin on Services improved to 42.3% from 41.0% for the same period a year ago, primarily due to higher-margin fees received from the Company’s new alliance with GE.

Finance Income of $34.3 million declined by 65.4% from the prior year due to the Company’s previously announced transition out of captive lease financing in North America. Finance income from the U.S. portfolio is expected to decline primarily over the next 24 months. Gross profit margin from finance subsidiaries increased to 74.7% in the fourth quarter, from 63.7% for the same period a year ago, due to the higher margins associated with the retained U.S. leasing portfolio and a stronger European mix.

Selling and Administrative expenses declined by $3.5 million from the prior year. Excluding $4.7 million in unusual charges in the fourth quarter, Selling and Administrative expense declined by $8.2 million, driven mainly by the exit of the captive leasing business in North America. Interest expense, net, of $13.1 million increased by $1.7 million from the same period in Fiscal 2003, due to higher corporate debt levels resulting from IKON’s assumption of IOS Capital’s public debt, reported in Finance Interest Expense prior to the third quarter of Fiscal 2004, offset by cash investments.

Fiscal Year 2004 Results

For the fiscal year ended September 30, 2004, net income was $91.6 million, or $.60 per diluted share, on revenues of $4.65 billion. On a non-GAAP basis, as described below, earnings were $.72 per diluted share. On March 31, 2004, certain U.S. assets and liabilities of IOS Capital were sold to GE, and the Company’s Canadian leasing business was sold to GE on June 30, 2004. As a result, Fiscal 2004 earnings results only partially reflect the impact of exiting the captive leasing business in North America.

Non-GAAP adjustments exclude $35.9 million in pretax losses, or $.13 per diluted share, from the early extinguishment of debt; a $11.4 million net pretax loss, or $.04 per diluted share, from the sale of the Company’s U.S. and Canadian leasing operations; $4.7 million net pretax losses, or $.02 per diluted share, related to litigation and long-term disability charges in the fourth quarter of 2004; and tax benefits of $11.8 million, or $.07 per diluted share, recognized in the second and fourth quarters of 2004.

Fiscal 2004 revenues of $4.65 billion declined by $61.1 million, or 1.3%, from the prior year, with modest gains in Net Sales and Services offsetting the decline in finance revenues. Targeted revenues, which exclude the impact of U.S. and Canadian leasing and de-emphasized technology hardware, grew by 2% compared to Fiscal 2003.

Balance Sheet and Liquidity

As of September 30, 2004, the Company had approximately $473 million in non-restricted cash on its balance sheet. As a result of capital structure and liquidity-related actions throughout the year, the total debt to capital ratio decreased to 49.1% from 67.8% at the end of Fiscal 2003.

Cash used in operations for the fiscal year totaled approximately $377 million, due to income tax payments, higher pension contributions, and an increase in accounts receivable as a result of the new alliance with GE. Capital expenditures on operating rentals and property and equipment, net of proceeds, totaled $74 million. Finance receivable proceeds and net collections, which provide for a source of cash against deferred tax liabilities relating to the retained lease portfolio, as well as lease-related debt repayments, were $365 million.

Outlook

“Fiscal 2004 was a year of strategic repositioning for IKON, and we are energized by the opportunities we have identified for revenue growth and improved profitability,” commented Mr. Espe. “While we recognize that fourth quarter operational performance was at the low end of our expected range, and that market conditions may continue to be challenging, we are encouraged by the growth potential in areas such as color, our national account program, and the full range of document management solutions and services now available through IKON Enterprise Services.

“Our objectives for Fiscal 2005 assume continued growth and profitability improvements in our targeted revenue streams, while we continue to transition out of captive leasing in North America. For Fiscal 2005, we expect revenues to decline by approximately 2% to 4%, reflecting 2% to 3% growth in Net Sales and Services, offset by a decline in finance revenues of approximately 60%. Earnings are expected to be in the range of $.63 to $.68 per diluted share, reflecting a headwind of approximately $.15 per diluted share expected from the leasing transition and double-digit improvement in the remaining business.

“First quarter earnings for Fiscal 2005 are expected to be in the range of $.12 to $.14 per diluted share.

“Our strong cash position, success in our growth platforms in 2004, and double-digit improvement in our targeted revenue streams in 2005 will give us the momentum we need to deliver substantial improvements in earnings per share in the years ahead. We remain committed to our goal of growing earnings per share at an 8% to 12% compound annual growth rate from 2004 to 2007,” Mr. Espe concluded.

First quarter and Fiscal 2005 expectations exclude any additional potential gain or loss from the early extinguishment of debt that the Company may incur.

Adjusted Financial Information

Non-GAAP net income and earnings per diluted share in this earnings release are presented on an adjusted basis to exclude the impact of the gain/loss from the early extinguishment of debt, the sale of certain operations, certain unusual charges and tax benefits. Targeted revenue growth has been presented on an adjusted basis to exclude the impact of revenue streams that have been exited, divested or de-emphasized. Management believes these presentations provide a reasonable basis on which to present adjusted financial information and ratios that provide investors with a useful indication of the performance of the Company’s ongoing operations and financial strength. This adjusted financial information should not be construed as an alternative to our reported results determined in accordance with generally accepted accounting principles (“GAAP”). Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

A supplemental schedule attached provides a quantitative reconciliation of the differences between the adjusted financial information and the financial measures calculated and presented in accordance with GAAP. This reconciliation, in addition to other adjusted financial measures used by management, may also be found in the Investor Relations section of the Company’s website at http://www.ikon.com/about/ir.

About IKON

IKON Office Solutions (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers enterprise document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica-Minolta, EFI and HP, and document management software from companies like Captaris, EMC (Documentum), Kofax and others, to deliver tailored, high-value solutions implemented and supported by its global services organization – IKON Enterprise Services. IKON represents the industry’s broadest portfolio of document management services, including professional services, a unique blend of on-site and off-site managed services, customized workflow services, and comprehensive support through its team of 7,000 service professionals worldwide. With Fiscal 2004 revenues of $4.65 billion, IKON has approximately 500 locations throughout North America and Europe.

QUARTERLY EARNINGS CONFERENCE CALL: Additional information regarding the fourth quarter and Fiscal 2004 results and the Company’s outlook for Fiscal 2005 will be discussed on a conference call hosted by IKON at 10:00 a.m. Eastern on Thursday, October 28, 2004. Please call (719) 457-2684 to participate. The live audio broadcast of the call can be accessed on IKON’s Investor Relations homepage. A complete replay of the conference call will also be available on IKON’s Investor Relations homepage approximately two hours after the call ends through the next quarterly reporting period. To listen, please go to www.ikon.com and click on Invest in IKON. Beginning at 1:00 p.m. on October 28, 2004 and ending at midnight on October 31, 2004, a complete replay of the conference call can also be accessed via telephone by calling (719) 457-0820 and using the access code 874731.

NON-GAAP INFORMATION: In the event any non-GAAP measures are discussed during the conference call, a file will be available, within 24 hours, on the Company’s website, www.ikon.com, that reconciles non-GAAP and GAAP results. The file can be accessed on the Investor Relations home page by clicking on Invest in IKON.

This news release includes information which may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to our expected first quarter and full Fiscal 2005 results, long-term earnings per share growth expectations, and other future growth opportunities. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; delays, difficulties, management transitions and employment issues associated with consolidation of, and/or changes in business operations; the implementation, timing and cost of the e-IKON initiative; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON’s 2003 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

(FIKN)
# # #

IKON Office Solutions, Inc.
---------------------------

FINANCIAL SUMMARY (in thousands, except earnings per share)
(unaudited)
                                            Fourth Quarter Fiscal
                                           ------------------------
                                             2004          2003
                                           ----------    ----------
Revenues
Net sales                                 $  542,150    $  519,110
Services                                     589,408       577,484
Finance income                                34,294        99,075
-------------------------------------------------------------------
                                           1,165,852     1,195,669
-------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                           394,346       379,211
Services costs                               339,987       340,544
Finance interest expense                       8,669        35,980
Selling and administrative                   379,952       383,404
-------------------------------------------------------------------
                                           1,122,954     1,139,139
-------------------------------------------------------------------

Operating income                              42,898        56,530
Gain from early extinguishment of debt,
 net                                                         7,017
Interest expense, net                         13,136        11,450
-------------------------------------------------------------------
Income before taxes on income                 29,762        52,097
Taxes on income                                4,187        19,667
-------------------------------------------------------------------
Net income                                $   25,575    $   32,430
                                           ==========    ==========

Basic Earnings Per Common Share           $     0.18    $     0.22
                                           ==========    ==========

Diluted Earnings Per Common Share         $     0.17 (a)$     0.21 (a)
                                           ==========    ==========

Weighted Average Common Shares
 Outstanding, Basic                          144,955       146,324
                                           ==========    ==========

Weighted Average Common Shares
 Outstanding, Diluted                        166,891       168,669
                                           ==========    ==========

Operations Analysis:
   Gross profit %, net sales                    27.3%         26.9%
   Gross profit %, services                     42.3%         41.0%
   Gross profit %, finance subsidiaries         74.7%         63.7%
   Total gross profit %                         36.3%         36.8%
   Selling and administrative as a % of
    revenue                                     32.6%         32.1%
   Operating income as a % of revenue            3.7%          4.7%

(a) The calculation of diluted earnings per common share for the fourth quarter of fiscal 2004 and 2003 assumes the conversion of convertible notes issued in May 2002 resulting in 19,295 and
    19,960 shares, respectively. For purposes of diluted earnings per common share, net income for the fourth quarter of fiscal 2004 and
    2003 includes the add-back of $2,269 and $2,354, respectively, representing interest expense, net of taxes, associated with such convertible notes.

IKON Office Solutions, Inc.
---------------------------

FINANCIAL SUMMARY (in thousands, except earnings per share)
(unaudited)
                                           Year Ended September 30,
                                           ------------------------
                                             2004          2003
                                           ----------    ----------
Revenues
Net sales                                 $1,995,029    $1,986,761
Services                                   2,381,400     2,335,958
Finance income                               273,391       388,193
-------------------------------------------------------------------
                                           4,649,820     4,710,912
-------------------------------------------------------------------

Costs and Expenses
Cost of goods sold                         1,427,218     1,400,441
Services costs                             1,400,174     1,372,972
Finance interest expense                      89,416       148,072
Selling and administrative                 1,513,635     1,534,834
Loss on divestiture of business               11,427
-------------------------------------------------------------------
                                           4,441,870     4,456,319
-------------------------------------------------------------------

Operating income                             207,950       254,593
Loss from early extinguishment of debt,
 net                                          35,906        19,187
Interest expense, net                         48,058        49,033
-------------------------------------------------------------------
Income before taxes on income                123,986       186,373
Taxes on income                               32,432        70,356
-------------------------------------------------------------------
Net income                                $   91,554    $  116,017
                                           ==========    ==========

Basic Earnings Per Common Share           $     0.62    $     0.80
                                           ==========    ==========

Diluted Earnings Per Common Share         $     0.60 (a)$     0.75 (a)
                                           ==========    ==========

Weighted Average Common Shares Outstanding,
 Basic                                       146,634       145,216
                                           ==========    ==========

Weighted Average Common Shares Outstanding,
 Diluted                                     169,282       167,802
                                           ==========    ==========

Operations Analysis:
   Gross profit %, net sales                    28.5%         29.5%
   Gross profit %, services                     41.2%         41.2%
   Gross profit %, finance subsidiaries         67.3%         61.9%
   Total gross profit %                         37.3%         38.0%
   Selling and administrative as a % of
    revenue                                     32.6%         32.6%
   Operating income as a % of revenue            4.5%          5.4%

(a) The calculation of diluted earnings per common share for fiscal
 2004 and 2003 assumes the conversion of convertible notes issued in
 May 2002 resulting in 19,726 and 19,960 shares, respectively.  For purposes of diluted earnings per common share, net income for fiscal
 2004 and 2003 includes the add-back of $9,228 and $9,338
 respectively, representing interest expense, net of taxes, associated with such convertible notes.

IKON Office Solutions, Inc.
---------------------------

COMPUTATIONS OF EARNINGS PER COMMON SHARE
(in thousands, except earnings per share)
(unaudited)
                                Three Months Ended September 30,
                           -------------------------------------------

                                  2004                   2003
                           --------------------   --------------------

                            Basic      Diluted     Basic      Diluted
                           --------   ---------   --------   ---------

Average Shares Outstanding
Common shares              144,955     144,955    146,324     146,324
Convertible notes                       19,295                 19,960
Restricted stock awards                    308                    368
Stock options                            2,333                  2,017
----------------------------------------------------------------------
   Total shares            144,955     166,891    146,324     168,669
----------------------------------------------------------------------

Income
Net income                $ 25,575   $  25,575   $ 32,430   $  32,430
Interest on convertible
 notes, net                              2,269                  2,354
----------------------------------------------------------------------
Adjusted net income       $ 25,575   $  27,844   $ 32,430   $  34,784
----------------------------------------------------------------------

----------------------------------------------------------------------
EPS                       $   0.18   $    0.17   $   0.22   $    0.21
======================================================================

                                    Year Ended September 30,
                           -------------------------------------------

                                  2004                   2003
                           --------------------   --------------------

                            Basic      Diluted     Basic      Diluted
                           --------   ---------   --------   ---------

Average Shares Outstanding
Common shares              146,634     146,634    145,216     145,216
Convertible loan notes                  19,726                 19,960
Awards                                     329                    304
Options                                  2,593                  2,322
----------------------------------------------------------------------
   Total shares            146,634     169,282    145,216     167,802
----------------------------------------------------------------------

Income
Net income                $ 91,554   $  91,554   $116,017   $ 116,017
Interest on convertible
 notes, net                              9,228                  9,338
----------------------------------------------------------------------
Adjusted net income       $ 91,554   $ 100,782   $116,017   $ 125,355
----------------------------------------------------------------------

----------------------------------------------------------------------
EPS                       $   0.62   $    0.60   $   0.80   $    0.75
======================================================================

IKON Office Solutions, Inc.
Non-GAAP Selling and Administrative Expense, Operating Income, Net
 Income and EPS Reconciliation
(in thousands, except per share data)

Year to Date
September 30, 2004                GAAP                      Non-GAAP
                               as Reported   Adjustments    Adjusted
                               -----------   -----------   -----------

Revenue                        $4,649,820                  $4,649,820
                               -----------                 -----------

Selling and administrative
 expense                        1,513,635        (4,725)(a) 1,508,910

Selling and administrative
 expense as a percentage of
 revenue                             32.6%                       32.5%

Loss on divestiture of business    11,427       (11,427)            -
                               -----------                 -----------
Operating income                  207,950                    $224,102

Loss on early extinguishment of
 debt                              35,906       (35,906)(b)         -
Interest expense, net              48,058                      48,058
                               -----------                 -----------
Income before taxes on income     123,986                     176,044
Taxes on income                    32,432        31,422 (c)    63,854
                               -----------                 -----------
Net income                        $91,554                    $112,190
                               ===========                 ===========

Weighted Average Shares
 Outstanding, Diluted             169,282                     169,282
                               -----------                 -----------

Diluted earnings per common
 share                              $0.60                       $0.72
                               ===========                 ===========

Year to Date
September 30, 2003                GAAP                      Non-GAAP
                               as Reported   Adjustments    Adjusted
                               -----------   -----------   -----------

Operating income                 $254,593                    $254,593

Loss on early extinguishment of
 debt                              19,187       (19,187)(b)         -
Interest expense, net              49,033                      49,033
                               -----------                 -----------
Income before taxes on income     186,373                     205,560
Taxes on income                    70,356         7,243 (d)    77,599
                               -----------                 -----------
Net income                       $116,017                    $127,961
                               ===========                 ===========

Weighted Average Shares
 Outstanding, Diluted             167,802                     167,802
                               -----------                 -----------

Diluted earnings per common
 share                              $0.75                       $0.82
                               ===========                 ===========

(a) Reduction of selling and administrative expense for long-term disability and litigation charges.

(b) Loss from early extinguishment of debt.

(c) Non-recurring tax benefit recognized in the second and fourth quarter of 2004 of $4,720 and $7,048, respectively, and the tax impact of applying the adjustments at a tax rate of 37.75%.

(d) Tax impact of applying the adjustments at a tax rate of 37.75%.

Reconciliation of Reported to Targeted Revenue
(in thousands)

                                                            Targeted
                                Reported     Adjustments(1)  Revenues
                               -----------   -----------   -----------
Fiscal 2004

  Total Revenues               $4,649,820       311,341    $4,338,479

Fiscal 2003

  Total Revenues               $4,710,912       452,595    $4,258,317

            Growth                     -1%                          2%
                               ===========                 ===========

(1) Adjusted for revenues from U.S. and Canadian lease financing and computer related technology hardware, which have either been divested or de-emphasized.

IKON Office Solutions, Inc.
Non-GAAP Selling and Administrative Expense, Operating Income, Net
 Income and EPS Reconciliation
(in thousands, except per share data)

Three Months Ended
September 30, 2004               GAAP                       Non-GAAP
                              as Reported   Adjustments     Adjusted
                              -----------   -----------    -----------

Revenue                       $1,165,852                   $1,165,852

Selling and administrative
 expense                         379,952        (4,725)(a)    375,227

Selling and administrative
 expense as a percentage of
 revenue                            32.6%                        32.2%

                              -----------                  -----------
Operating income                  42,898                       47,623

Interest expense, net             13,136                       13,136
                              -----------                  -----------
Income before taxes on income     29,762                       34,487
Taxes on income                    4,187         8,831 (b)     13,018
                              -----------                  -----------
Net income                       $25,575                      $21,469
                              ===========                  ===========

Weighted Average Shares
 Outstanding, Diluted            166,891                      166,891
                              -----------                  -----------

Diluted earnings per common
 share                             $0.17                        $0.14
                              ===========                  ===========

Three Months Ended
September 30, 2003               GAAP                       Non-GAAP
                              as Reported   Adjustments     Adjusted
                              -----------   -----------    -----------

Operating income                 $56,530                      $56,530

(Gain) on early extinguishment
 of debt                          (7,017)        7,017 (c)          -
Interest expense, net             11,450                       11,450
                              -----------                  -----------
Income before taxes on income     52,097                       45,080
Taxes on income                   19,667        (2,649)(d)     17,018
                              -----------                  -----------
Net income                       $32,430                      $28,062
                              ===========                  ===========

Weighted Average Shares
 Outstanding, Diluted            168,669                      168,669
                              -----------                  -----------

Diluted earnings per common
 share                             $0.21                        $0.18
                              ===========                  ===========

(a) Reduction of selling and administrative expense for long-term disability and litigation charges.

(b) Non-recurring tax benefit recognized in the fourth quarter of 2004 of $7,048 and the tax impact of applying the adjustments at a tax rate of 37.75%.

(c) Gain from early extinguishment of debt.

(d) Tax impact of applying the adjustments at a tax rate of 37.75%.

Reconciliation of Reported to Targeted Revenue
(in thousands)

                               Reported     Adjustments (1) Targeted
                                                            Revenues
                              -----------   -----------    -----------
Three Months Ended
September 30, 2004

  Total Revenues              $1,165,852        44,295     $1,121,557

Three Months Ended September
 30, 2003

  Total Revenues              $1,195,669       111,113     $1,084,556

            Growth                    -2%                           3%
                              ===========                  ===========

(1) Adjusted for revenues from U.S. and Canadian lease financing and computer related technology hardware, which have either been divested or de-emphasized.